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SS&C TECHNOLOGIES, INC.

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     This filing consists of a transcript of SS&C Technologies, Inc.’s second quarter 2005 earnings conference call.

FINAL TRANSCRIPT

Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
CORPORATE PARTICIPANTS
William C. Stone
SS&C Technologies — Chairman & CEO
Normand A. Boulanger
SS&C Technologies — President & COO
Patrick J. Pedonti
SS&C Technologies — Senior Vice President & CFO
CONFERENCE CALL PARTICIPANTS
Philip A. Mickelson
JP Morgan — Analyst
Craig Peckham
Jefferies Broadview — Analyst
Shane Diamant
Stephens, Inc. — Analyst
Christopher Rowen
SunTrust Robinson Humphrey — Analyst
Sumit McGow
Credit Suisse First Boston — Analyst
Steven Stull
Advantage Capital — Analyst
Phil Mickelson
PRESENTATION
Operator
My name is Wanda (ph) and I will be your conference facilitator. At this time I would like to welcome everyone to the SS&C second quarter 2005 earnings conference call.
(OPERATOR INSTRUCTIONS.)
Thank you. Mr. Stone, you may begin your conference.
William C. Stone — SS&C Technologies — Chairman & CEO
Thanks, Wanda. And good afternoon everyone. Thank you for joining us for our Q2 earnings call today. I’m Bill Stone, the CEO of SS&C, and with me on this call is Norm Boulanger, our President and Chief Operating Officer, as well as Patrick Pedonti, our Chief Financial Officer.
Before I begin today’s call, I need to read you about half the legal documentation in the United States, so I will start. SS&C plans to file with the SEC and mail to its stockholders, a proxy statement in connection with the merger announcement earlier today. The proxy statement will contain important information about SS&C, the merger and related matters.
Investors are urged to read the proxy statement carefully when it is available. Investor will be able to obtain free copies of the proxy statement and other documents filed with the SEC through SS&C’s website—through the SEC’s website at www.sec.gov.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
In addition, investors will be able to obtain free copies of the proxy statement from SS&C by contacting our investor relations department at 80 Lamberton Road, Windsor, Connecticut. Telephone number 860-298-4500.
SS&C and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the merger. This information regarding our directors and executive officers is contained in our last 10K and our 2005 proxy statements which are filed with the SEC. As of June 30th, 2005, SS&C’s directors and executive officers beneficially owned 7,174,234 shares or approximately 29.2% of SS&C’s stock.
In connection with the merger, I will be contributing certain of my SS&C shares in exchange for approximately 28% of the equity in the acquiring entity. A more complete description will be available in the proxy statement.
I’d also like to remind you that various remarks we may make on this conference call about our future expectations, plans and prospects, constitutes forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in SS&C’s filings with the Securities and Exchange Commission, including the company’s quarter report on form 10Q for the quarter ended March 31st, 2005.
Now, let me talk to you about Q2. We continue to validate our business model with another record breaking quarter. Our management team is running a solid performance by executing on the fundamentals of increasing revenues, controlling costs, integrating acquisitions, improving technology and delivering first rate customer service.
In Q2, we had record revenues of $40.7 million. Our acquisitions made a significant contribution to the quarter. And we also saw solid organic growth, with key contributions from outsourcing and licenses. At $5.8 million our license revenue continues to trend upwards with strong contributions from several of our core products. This is a good indicator we have the right technology and right solution today.
Recurring revenues continue to be a headliner for us. In Q2, we hit a new high of $31.6 million, an increase of 80% over Q2 ‘04. Recurring revenues now represent 78% of our total revenues. Recurring revenues include both maintenance and outsourcing revenues. The driver behind the record growth in recurring revenues was our outsourcing revenues, which hit new high water marks—which hit a new high water mark this quarter. In Q2, our outsourcing revenues reached $19.6 million, 136% increase over Q2 ‘04, and an 88% increase over Q1 of this year.
Our focus is not solely on growing revenues. We also take care of the expense side of the ledger. In Q2, our operating income rose by 50% over last year to $10.7 million, and our net income was $6.6 million, a 49% increase over Q2 last year.
We routinely question expenses and we look for innovative ways to gain efficiencies. We have also improved our acquisition processes and we focus on quick integration for immediate contribution.
A major part of our business plan is our acquisitions. On June 3rd, we closed the Financial Interactive acquisition and we are excited about its potential. Financial Interactive has its headquarters in San Francisco and in New York City. FI’s front-runner product provides the hedge fund market with a powerful investor relationship management system and fund profiling infrastructure.
Our hedge fund [inaudible] fastest growing business unit and adding breadth to our solutions with FundRunner gives us additional leverage in the marketplace.
In Q2, a great deal of energy was channeled towards the FMC integration, and although it’s still a work in progress, we have made tremendous strides.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
We completed a realignment of key businesses and personnel. This resulted in a reduction in force of approximately 80 people worldwide. We believe we now have one cohesive organization structure and we are moving forward quickly and efficiently.
We’ve positioned the FMC datacenter as a major SS&C datacenter, which gives us immediate capacity without any additional capital investment.
We completed two site consolidations. We merged the FMC Eisnerfast and Fundrunner facilities in New York. And as of August 1st, the FMC and SS&C offices in London will be combined.
As we continue throughout 2005, we expect to make our global presence felt in new markets and capitalize on the expanded suite of products and services we can now offer our existing market. We currently expect Q3 2005 revenue to be in the range of $45 to $46.5 million, and net income to be between $0.29 and $0.31 per share.
For 2005, our expectation is for revenues to be between $159 and $165 million, and diluted earnings per share to be between $1.11 and $1.16.
As many of you know, we announced a board recommended offer by the Carlyle Group at $37.25 per share. We are pleased to deliver the highest price in our history to our shareholders.
SS&C has been a public company since May 31st of 1996. The public equity markets are a very difficult place to navigate. We are constantly in the need to finance our acquisition, and as our secondary last June highlighted, we are going to have to take a huge haircut to raise equity.
The Carlyle Group provides our company, our employees and our customers a very large and stable source of capital and great intellectual resources. Carlyle comes to SS&C without the compliance, investor and public reporting costs of a public entity. Your management team and a special committee of your board worked very hard to get a great price for all of our shareholders.
And with that, I’ll take any questions that people may have. Wanda?
Operator
Yes, sir?
William C. Stone - SS&C Technologies — Chairman & CEO
We’ll take any questions.
QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS.)
Your first question comes from Phil Mickelson with JP Morgan.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
Phil Mickelson
Bill and the rest of the team, congratulations on the announced deal out there.
William C. Stone - SS&C Technologies — Chairman & CEO
Thanks, Bill.
Philip A. Mickelson - JP Morgan — Analyst
Looking forward to the next chapter. I guess from that perspective, I’m assuming you’re not going to take an active role in a similar positions yourself, you know, kind of a deal maker, assessing deals on the, you know, on the acquisition front, assuming probably smaller transactions, similar to what you did at SS&C. What’s your kind of outlook right now in that space? Is there the pipeline for SS&C and maybe the eventually Carlyle Group going to be the—a robust pipeline of deals? What’s kind of the landscape right now?
William C. Stone - SS&C Technologies — Chairman & CEO
Well, you know, I think that, you know, one of the things that we have learned over the last 90 days or so is that I believe Carlyle has an appetite similar to ours as far as being able to do good acquisitions that fold into our business. And then also, you know, if we’d have opportunities for large strategic acquisitions, we’re interested in those, as well.
As we’ve said many times on many of these calls, you know, we look at four or five deals a month and we generally actively pursue one or—one, two or three a quarter. And I don’t believe that that will change. We think it’s a very fertile market out there. We think we have tremendous opportunities. We think we have proven that our management team can do acquisitions and we look forward to working with Carlyle and the rest of the deal making community to go after additional companies.
Philip A. Mickelson - JP Morgan — Analyst
Bill, it seems like the success recently has been predicated on sticking close to the knitting. You know, keep—you know, focused on core businesses. Do you think that kind of viewpoint changes with the Carlyle Group? Are you going to still kind of stay in, you know, in trading and asset management kind of focused areas?
William C. Stone - SS&C Technologies — Chairman & CEO
I think now that they’ve met our management team and see that we’re—you know, we’re such fashion horses around here that we might get into retail. But my guess is, is that they’re not going to like our Armani suits or whatever it is that retail is.
I think that really, Phil, in all seriousness, our strength is in doing what we know and I think that we will continue to drive on what we know. And I believe that that’s what Carlyle is looking for and, you know, any change in our strategic focus I think would be predicated on an awful lot of study. You know, right now the financial services market worldwide—the world’s getting wealthier. You know, the reason petroleum prices are up so much is that the world’s using more petroleum. And they’re not using more petroleum not to make things, they’re making things. And they’re making things in China, they’re making things in India. They’re making things throughout Southeast Asia. And we think that’s going to continue, which means when those things get sold and people make money, they’re going to put that stuff in financial assets.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
And we don’t think it’s going to change. That there’s going to be a tremendous amount of metrics and a tremendous amount of time sensitive records that have to be delivered to regulators around the world. And we believe SS&C is very well positioned to be in a continued—to deliver that kind of information to the various constituencies in the financial services market.
Philip A. Mickelson - JP Morgan — Analyst
And you know, one last question, Bill, regarding the FMC integration. It seems like you guys took a pretty aggressive attack to that deal, reducing head count and you kind of, you know, kind of quantify that. You know, what are the expense, you know, operating expense savings left within that model and within the rest of the acquisitions?
William C. Stone - SS&C Technologies — Chairman & CEO
I think we will—you know, we felt pretty aggressive and we feel really good about the management team up at FMC. You know, I really believe that this was primarily an action of theirs. You know, we certainly worked with them closely, but the team up there did an excellent job and did a thorough job and treated people fairly, and feel good about that process. You know, we weren’t nearly as aggressive as your note said Phil, so we did, I believe, reduce headcount 80 people worldwide.
We also were able to fill almost 20 open requisitions that we had here in SS&C’s business around the world with very talented people from FMC, and we’re excited about the contributions they’re already making.
We believe we’ve got a number of things that are big investments for us and that are continuing to fund after the FMC acquisition, and we are hoping to see the fruits of that. We tend to be an aggressive sales and marketing organization. And we’ve got some great salespeople from FMC and we think that we’ve got our costs aligned and that we look to drive the revenue.
Philip A. Mickelson - JP Morgan — Analyst
All right. Great run for the last couple of years. Thanks, Bill.
Operator
Your next question comes from Craig Peckham with Jefferies & Company.
Craig Peckham - Jefferies Broadview — Analyst
Good afternoon. I guess you’re not going to have to deal with those pesky sales side analysts anymore.
William C. Stone - SS&C Technologies — Chairman & CEO
Except for you, Craig.
Craig Peckham - Jefferies Broadview — Analyst
Thank you. Congratulations. I guess I wanted to ask you, Bill, if you take a look at the kind of entirety of the portfolio right now, what are the product areas that look like they’re holes for you? In other words, what gaps do you think you need to fill, either the specific product types or asset classes?

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
William C. Stone - SS&C Technologies — Chairman & CEO
You know, I think it’s—what we would say Craig is that we have opportunities in certain of the product areas. You know, primarily in really rolling out our risk products and being able to help our clients with their—with both their investment risk profiles, as well as their operational risk profiles. And you know, we’re pretty excited about a operational risk dashboard that we hope to roll out in the next 90 days or so. And we’re also constantly looking for any number of risk systems that we either interface to or we could acquire, and we’re excited about that particular area for a major strategic initiative.
And then as far as asset classes are concerned, you know, we tend to be very, very broad already. We think that we have strength in the most difficult asset classes like credit default swaps or contracts for different mortgage backed [inaudible] securities, whether they’re inverse floaters, sticking on sticky jump C’s (ph) various other fixed income products. And we also—you know, we have, I believe about 1,200 hedge funds that are clients of ours and you know, we get to see an awful lot of things as far as the reporting requirements for Master Feeder Funds and incentive fee calculations and different partnership processes. You know, we—we’re one of the only firms that do both aggregation and layering. You know, most of our competitors state that they only want to do aggregation, but generally it’s because it’s easier and they don’t have the software to process it. You know, we can do both layering or aggregation. And it sometimes gives our customers a competitive advantage. It allows people to put in different assets with different kinds of cost basises (ph) and be able to track those a lot more specifically on a layering basis than on an aggregation basis.
So, you know, we’re pretty confident in what we have and we look forward to continue executing.
Craig Peckham - Jefferies Broadview — Analyst
I was curious if you could give us what the Internal Revenue growth was during the quarter.
Patrick J. Pedonti - SS&C Technologies — Senior Vice President & CFO
It was about 10%.
Craig Peckham - Jefferies Broadview — Analyst
Okay. Thanks, Patrick.
And then I guess just the last thing I wanted to ask you about. You know, as you look at the kind of six months here, which product areas have been sort of leaders for you in terms of driving revenue growth. And then conversely, which have been the laggers here?
William C. Stone - SS&C Technologies — Chairman & CEO
We don’t really look at individual products as a—you know, because if you take a number of our products, Total Return, AdvisorWare, Antares, Debt Derivatives, Camra, TradeThru, you know, an awful lot of our products are sold both as a license and as an outsourcing service. So when you see this kind of growth that we’ve had in our outsourcing business, an awful lot is contributed by an awful lot of products. So it’s a little imprecise to—you know, on a license basis, we’ve had some winners and people that have not won. LMS, for instance, has begun to pick up a little bit of steam. We’re seeing a very strong pipeline. That’s our commercial lending software.
We also have had, continue to have, strong performance by our real estate software. And we’ve also had—we had good performance in Q2 from both Total Return and AdvisorWare which are on a license basis in the hedge fund space.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
Craig Peckham - Jefferies Broadview — Analyst
Okay. Well, best of luck in the next chapter here.
Operator
Your next question comes from Shane Diamant with Stephens, Inc.
Shane Diamant - Stephens, Inc. — Analyst
Good afternoon and congratulations.
William C. Stone - SS&C Technologies — Chairman & CEO
Thanks a lot, Shane. I’m still waiting for your first note.
Shane Diamant - Stephens, Inc. — Analyst
Well, I was making pretty good progress, but now I’m having to go back and make a few revisions. Just a couple of quick questions for you. With your acquisitions year-to-date and some of the other activity we’ve seen in the marketplace, there’s been some pretty significant changes or shifts in the competitive landscape and wanted to know if you’ve really seen or encountered anything different as far as the level of competition for new projects or anything different than say what we’ve seen over the last year or two?
William C. Stone - SS&C Technologies — Chairman & CEO
Well, I don’t really—you know, obviously SunGuard is also in the midst or just about finished with this process that we’re going through. And we acquired FMC. But I think that, you know, it’s a very fragmented market. There’s—there’s literally hundreds and hundreds of these, you know, smaller than us investment software, banking software, financial services software, in general. You know, we think we have a great team of people. You know, we are excited about our opportunities. We continue to look at opportunities and we don’t really see that as changing. We certainly have not run out of opportunities and so we’re working hard to continue to execute. And you know, the strategy stuff doesn’t take very long. This execution generally takes day after day.
Shane Diamant - Stephens, Inc. — Analyst
Okay. And just one question for Patrick. Did we have, or did you incur, any restructuring charges in the second quarter related to the FMC integration?
Patrick J. Pedonti - SS&C Technologies — Senior Vice President & CFO
That weren’t—most of those costs were, since they associated with the acquisition, were capitalized in the beginning balance sheet.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
Shane Diamant — Stephens, Inc. — Analyst
Okay. Thanks a lot and good luck.
Operator
Your next question comes from Chris Rowen with Robinson Humphrey.
Christopher Rowen — SunTrust Robinson Humphrey — Analyst
Hi, guys. I’d like to add my congratulations. In the—looking forward, do you think that you would be able to bring your combined company margins up to the levels that you were doing the last couple of quarters, and if so, how long? And then secondly, what is your best guess in terms of the timing of closing this deal?
William C. Stone — SS&C Technologies — Chairman & CEO
Yeah. I mean I think that, you know, again, that we believe that the businesses that we run should be able to combine for a 30 to 35% operating margin, and obviously at this quarter we were what, Patrick?
Patrick J. Pedonti — SS&C Technologies — Senior Vice President & CFO
Twenty-six.
William C. Stone — SS&C Technologies — Chairman & CEO
About 26. So, you know, obviously we think we have some opportunities. But again, it is something where, you know, we continue to invest in our infrastructure. We continue to invest in our datacenters, in our management team, in our employees. And we don’t see that as changing. We believe that we have, you know, several quarters worth of lifting to do to get to the kinds of margins we’re looking for. And that, you know, that’s basically how we look to operate.
Christopher Rowen — SunTrust Robinson Humphrey — Analyst
Great. And a potential close date for the deal?
William C. Stone — SS&C Technologies — Chairman & CEO
Yeah. We believe it’s going to be probably early to mid-fourth quarter.
Christopher Rowen — SunTrust Robinson Humphrey — Analyst
Great. Thanks a lot.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
Patrick J. Pedonti — SS&C Technologies — Senior Vice President & CFO
Hey, Chris, the other thing on the margins is, you know, we’ve obviously incurred a lot of acquisition amortization with the acquisitions. And just the FMC acquisition, you know, probably additional amortization up in cost to sales, you know, reduced margins by a couple of percentage points.
Christopher Rowen — SunTrust Robinson Humphrey — Analyst
Okay, great. Thanks.
Operator
Your next question comes from Sumit McGow (ph) with Credit Suisse First Boston.
Sumit McGow — Credit Suisse First Boston — Analyst
Good evening. Could you tell us a little bit about the sale process, if—why the buyers contacted, etc.
And secondly, any color on some of the financing conditions in the merger agreement? Thank you.
William C. Stone — SS&C Technologies — Chairman & CEO
Yeah. We filed the merger agreement today so, you know, that’s out there on—you can get that at the SEC and read that. You know, we have spent I guess about 90 to 120 days in this process, and we have vetted it and our special committee has vetted the deal with a number—you know, any number of institutions around the world. So that process has been, we think thoroughly vetted. And again, we, as far as the covenants are concerned, I don’t believe that we have any contingencies on our debt financing. You know, obviously, Carlyle is a very first tier private equity firm and, you know, they’ve done—I believe I’ve read, 396 transactions and we’re very confident of their ability to complete this deal, and we’re excited about working with them.
Operator
(OPERATOR INSTRUCTIONS.)
Your next question comes from Steven Stull with Advantage Capital.
Steven Stull — Advantage Capital — Analyst
Hey, Bill, great job. I knew if I held these shares long enough I’d actually make a couple of dollars.
William C. Stone — SS&C Technologies — Chairman & CEO
I appreciate that longevity.

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Jul. 28. 2005 / 5:00PM, SSNC — Q2 2005 SS&C Technologies Earnings Conference Call
Steven Stull — Advantage Capital — Analyst
Hey, I haven’t read your merger agreement, but can you disclose or is it disclosed in there, you know, what percentage of this is, you know, equity and how much of it is debt, and is it too late for us to participate in the transaction? I was just joking, by the way.
William C. Stone — SS&C Technologies — Chairman & CEO
Yeah. The split is about $500 million in debt and about $500 million in equity.
Operator
At this time there are no further questions. Mr. Stone, are there any closing remarks?
William C. Stone — SS&C Technologies — Chairman & CEO
Well, again, I appreciate everybody coming on this call. You know, I think that something shows me on this screen in front of me that there’s 108 participants. So, you know, if we take the last eight calls and add them all together, we get about 104. So we do appreciate everybody being on and we look forward to talking with you at the end of the third quarter. Thanks.
Operator
This concludes today’s SS&C second quarter 2005 earnings conference call. You may now disconnect.

Important Additional Information Will be Filed with the SEC
     SS&C Technologies, Inc. (“SS&C” or the “Company”), plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the Agreement and Plan of Merger, dated as of July 28, 2005 (the “Merger Agreement”), by and among the Company, Sunshine Acquisition Corporation, a Delaware corporation (“Parent”), and Sunshine Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing after the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Proxy Statement will contain important information about the Company, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.
     Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.
     In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Investor Relations, SS&C Technologies, Inc., 80 Lamberton Road, Windsor, CT 06095, telephone (860) 298-4500.
     The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its proxy statement dated April 26, 2005, which are filed with the SEC. As of June 30, 2005, the Company’s directors and executive officers beneficially owned 7,174,234 shares, or approximately 29.2%, of the Company’s common stock. Immediately prior to the consummation of the transactions contemplated by the Merger Agreement, William C. Stone, the Company’s Chairman of the Board and Chief Executive Officer, will be contributing certain of his shares of Company common stock in exchange for approximately 28% of the equity of Parent. A more complete description will be available in the Proxy Statement.
Cautionary Note Regarding Forward-Looking Statements
     Statements in this document regarding the proposed Merger, the expected effects, timing and completion of the proposed transaction and any other statements about SS&C’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of Parent to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in SS&C’s industry, changes in government regulation, failure to manage the integration of acquired companies and other risks that are contained in documents and the other factors described in SS&C’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. In addition, any forward-looking statements represent SS&C’s estimates only as of today and should not be relied upon as representing SS&C’s estimates as of any subsequent date. SS&C disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.